EXHIBIT 10.8
                                                                    ------------



     THIS SECOND AMENDMENT TO OPTION AGREEMENT (the "Second Amendment") is made arid entered into effective July 31, 2001, by and among Atlas Precious Metals Inc., a Nevada corporation ("APMI") and Atlas Minerals Inc., a Colorado corporation ("AMI"; AMI and APMI will be collectively referred to hereinafter as "Atlas"), and Seabridge Resources Inc., a company incorporated under the laws of the Province of British Columbia, Canada ("SRI") and Newco, a to be named U.S. corporation to be incorporated as a wholly-owned subsidiary of SRI ("Newco"; Newco and SRI will be collectively referred to hereinafter as "Seabridge").


                                    RECITALS

     A. Atlas and Seabridge entered into an Option Agreement dated effective as of February 14, 2000 (the "Agreement"), pursuant to which Atlas granted to Seabridge an exclusive option (the "Option") to purchase the interests held by Atlas in certain unpatented mining claims, fee lands and related assets located in Malheur County, Oregon (collectively, the "Property").

     B. Pursuant to the Agreement (as modified by the first amendment, effective December 31, 2000), in order to keep the Option in effect, Seabridge is required to timely make certain periodic payments (the "Option Payments") to Atlas.

     C. The parties now desire to modify the Agreement to extend the term of the Option and provide for: an additional Option Payment to be made.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, conditions and obligations contained in this Amendment, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereto agree to amend the Agreement as follows:

     1. Section 1.3 of the Agreement is hereby revised to read as follows:

     The term of the Option (the "Option Period") shall commence upon the Effective Date, and shall continue through and including the earlier of (a) the date the Option is exercised, (b) the date this Agreement is terminated pursuant to Sections 7.1 or 7.2, or (c) December 31, 2001; provided, however, that in order to maintain the Option in full force and effect Seabridge must timely make each of the Option Payments described an Section 1.4 below, and provided further that if the average price per ounce of gold as quoted on the London Bullion Market Association P.M. fix for the ten business days prior to December 31, 2001 is less than U.S.$350 per ounce, then Seabridge shall have the option to extend the Option Period through June 30, 2002, by timely making an Additional Option Payment (as defined in Section 1.4) to Atlas, and provided further that if the average price per ounce of gold as quoted on the London Bullion Market Association P.M. fix for the ten business days prior to June 30, 2002 is less than U.S.$350 per ounce, then Seabridge shall have the option to extend the Option Period through December 31, 2002, by timely making an Additional Option Payment (as defined in Section 1.4) to Atlas.

     2. Section. 1.4 of the Agreement is hereby revised to read as follows:

     SRI agrees to timely make the following payments to Atlas during the Option
Period:

          On or Before                                                                 Amount of Payment
          ----------------------------------------------------------------------       --------------------
          February 14, 2000                                                            U.S. $150,000 (paid)

          July 31, 2000                                                                U.S. $50,000 (paid)

          December 31, 2000                                                            U.S. $100,000 (paid)

          July 31, 2001                                                                U.S. $50,000

          December 31, 2001 (if the average price per ounce of U.S. $50,000 gold       U.S. $50,000
          as quoted on the London  Bullion Market  Association  P.M. fix for the
          ten   business   days  prior  to  December   31,  2001  is  less  than
          U.S.$350/oz.)

          June 30, 2002 (if the average price per ounce of gold as quoted on the       U.S. $50,000
          London Bullion Market  Association  P.M. fix for the ten business days prior to June 10, 2002 is less than U.S.$350/oz.)


     None of the above-referenced payments (such payments being collectively referred to hereinafter as the "Option Payments") other than the payments due on December 31, 2001 and June 30, 2002 ( he "Additional Payments") shall be credited against the Purchase Price. In addition, none of the Option Payments shall be refundable to SRI, whether or not it exercises the Option. In the event SRI fails to timely make any Option Payment (or any other monetary payment set forth herein), Atlas may elect to terminate this Agreement pursuant to the provisions of Section 7.2 hereof.

     3. Section 1.7(b)(i) of the Agreement is hereby revised to read as follows:

     Two Hundred Fifty Thousand Dollars (U.S. $250,000) or, in the event the provisions of Section 1.2(b) apply, One Million Dollars (U.S. $1,000,000), plus any additional amount required as a result of the imposition of the Minimum Price, less the amount of the Additional Payments, if applicable, by wire transfer in immediately available funds;

     4. Section 2.1 (d) of the Agreement is hereby revised to read as follows:

     To the extent the Agreement remains in effect during any portion of the month of February of any calendar year, Seabridge shall be financially responsible for the annual payments to the Oregon Department of Geology and Mineral Industries due on or before February 28th of each such year in order to maintain the exploration permits listed on Exhibit C (the "Exploration Permits"). Not later than February 10th of each such year, Seabridge shall forward to Atlas a wire transfer (in accordance with written instructions to be provided by Atlas) in the amount of each of those payments (as set forth on
Schedule 2.1 or as provided in written notice from Atlas to Seabridge). If the required amount is timely forwarded to Atlas, Atlas shall then be obligated to timely make the required payments not later than February 15th, and to provide evidence of such payments to Seabridge not later than February 20th.

     Except as set forth above, the parties hereby ratify and confirm all of the terms and conditions of the Agreement (as previously amended).

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the day first above written.

                                        ATLAS MINERALS INC.
                                        a Colorado corporation


                                        By: /s/ James R. Jensen
                                            ------------------------------------
                                            James R. Jensen
                                            Chief Financial Officer

                                        ATLAS PRECIOUS METALS INC.
                                        a Nevada corporation


                                        By: /s/ James R. Jensen
                                            ------------------------------------
                                            James R. Jensen
                                            Chief Financial Officer

                                        SEABRIDGE RESOURCES INC.
                                        a British Columbia corporation


                                        By: /s/ Rudi Fronk
                                            ------------------------------------
                                            Rudi Fronk
                                            President & C.E.O.